Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-213733) on Form S-8 of Advanced Accelerator Applications S.A of our reports dated March 29, 2017, with respect to the consolidated statements of financial position of Advanced Accelerator Applications S.A. and its subsidiaries as of December 31, 2016, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of Advanced Accelerator Applications S.A. and to the references to our firm under the headings “Presentation of Financial and Other Information – Financial Statements”, and “Key Information – Selected Financial Data” in such annual report.

Our report dated March 29, 2017 on the effectiveness of internal control over financial reporting as of December 31, 2016:

-	expresses our opinion that Advanced Accelerator Applications S.A. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of the material weaknesses related to the controls over significant unusual transactions and calculation of significant estimates, the controls over the calculation of contingent liabilities and the controls over the preparation and review of the cash flow statement on the achievement of the objectives of the control criteria; and

-	contains explanatory paragraphs that state that (i) we do not express an opinion or any other form of assurance on management’s statements referring to the remediation efforts to address the aforementioned material weaknesses in internal control over financial reporting and (ii) Advanced Accelerator Applications S.A acquired IDB during 2016, and management excluded from its assessment of the effectiveness of Advanced Accelerator Applications S.A‘s internal control over financial reporting as of December 31, 2016, IDB’s internal control over financial reporting associated with total assets of €5.7 million, total revenue of €7.9 million and total net income of €0.9 million included in the consolidated financial statements of Advanced Accelerator Applications S.A as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Advanced Accelerator Applications S.A also excluded an evaluation of the internal control over financial reporting of IDB.

Lyon, March 29, 2017

KPMG Audit
Department of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin
Partner